Perma-Fix Announces Results for the Second Quarter of Fiscal 2008

ATLANTA – August 7, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter ended June 30, 2008.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Revenue within our Nuclear Segment increased by 15 percent over the second quarter of last year. Our results included a full quarter of operation for the Perma-Fix Northwest facility, which was acquired in June 2007. Overall, we were pleased with our results in light of the temporary slowdown of clean-up and remediation that we have seen throughout the Department of Energy (DOE). Additionally, we look forward to benefitting from our recently announced participation in the DOE Plateau Remediation Contract at the Hanford site in Richland, Washington, which will commence in October 2008.”

Dr. Centofanti continued, “Regarding the Plateau Remediation Contract, our M&EC subsidiary will provide its waste facility operations expertise to support the clean up from decades of plutonium production from the U.S. national defense program, while our Perma-Fix Northwest treatment facility, located adjacent to the Hanford site, will also provide local support for the contract. Although our share of the DOE estimated $4.5 billion ten-year general contract cannot be fully determined at this time, we believe that once we begin full operation under our subcontract, we will recognize revenue of approximately $40 million to $50 million per year for on-site and off-site work under this subcontract. Participating in the on-site work should enable us to accelerate the flow of mixed waste to our multiple off-site treatment facilities.”

“We have also taken an important step forward with the granting of a draft permit from the U.S. Environmental Protection Agency (EPA) for the treatment of radioactive polychlorinated biphenyls (PCBs). We cannot take any action as to the treatment of radioactive PCBs until we receive the final permit. However, there are enormous barriers to entry in this market and once we obtain the long-awaited permit, it will be a milestone for us. Once the final permit is issued, Perma-Fix would be the only commercial entity authorized in the U.S. to treat radioactive PCBs. We believe that the EPA will likely grant our permit during the second half of 2008, which would open up a sizeable untapped government and commercial market to us.”

Dr. Centofanti concluded, “Another key initiative for Perma-Fix has been the divestiture of our various industrial waste facilities. We made progress on this front with the sale of our Tulsa Industrial facility in June 2008 for approximately $1.5 million in cash, subject to certain working capital adjustments (paid to the buyer in the third quarter of 2008 of $135,000) and the assumption of certain liabilities. This marks the third industrial facility that we have sold, thus far. As previously reported, the Industrial Segment of Perma-Fix has been re-classified as discontinued operations.”

Financial Results

Revenue for the second quarter of 2008 was $15.8 million, versus $13.5 million for the same period last year. Revenue for the Nuclear Segment increased to $15.0 million versus $13.0 million for the same period last year. The second quarter of 2008 included a full quarter of operation for the Perma-Fix Northwest facility, which was acquired in June 2007. Revenue from the Engineering Segment was $789,000 versus $532,000 for the same period last year. Operating income from continuing operations for the second quarter was $399,000 versus operating income of $752,000 for the same period last year. The decrease in operating income primarily reflects the lower volume of waste received and lower margin waste treated within the Nuclear Segment. Loss from discontinued operations, net of taxes, totaled $49,000 for the second quarter of 2008 compared to an income of $470,000 for the same period last year. Net income applicable to common stockholders for the second quarter of 2008 was $458,000, or $0.01 per share, versus net income of $1.2 million or $0.02 per share, for the same period last year. Net income applicable to common stockholders for the second quarter of 2008 included a gain on disposal of discontinued operations, net of taxes, of $108,000.

The company had EBITDA of $1.9 million during the quarter ended June 30, 2008, as compared to EBITDA of approximately $1.9 million for the same period of 2007. The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the company’s operating performance. The company’s management utilizes EBITDA as a means to measure performance. The company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and six months ended June 30, 2008 and 2007.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2008	2007	2008	2007
Net (loss) Income	$399	$752	$71	$1,335

Adjustments:
Depreciation & Amortization	1,117	857	2,238	1,628
Interest Income	(49)	(78)	(117)	(166)
Interest Expense	325	272	678	473
Interest Expense – Financing Fees	57	48	110	96
Income Tax Expense	3	58	3	183

EBITDA	$1,852	$1,909	$2,983	$3,549

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended June 30, 2008		Six Months Ended June 30, 2008
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$15,009	$789	$28,991	$1,691
Gross profit	4,557	328	8,112	584
Segment profit	1,763	134	2,739	262

	Quarter Ended June 30, 2007		Six Months Ended June 30, 2007
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$13,005	$532	$25,349	$1,109
Gross profit	4,639	165	9,071	333
Segment profit	2,295	43	4,305	92

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates nine major waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to, benefitting from our participation in the DOE Plateau Remediation Contract at the Hanford site; anticipated revenues to us of approximately $40 to $50 million a year under our subcontract relating to the Plateau Remediation Contract once we are in full operation under our subcontract; believe we will obtain the final radioactive PCB permit during the second half of 2008; once a final permit is issued to us, we will be the only commercial entity authorized in the U.S. to treat radioactive PCBs; we expect EPA to grant the final radioactive PCB permit to us during the second quarter 2008, which we believe will open up a sizeable untapped market for us. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; receipt of a final permit from the EPA relative to treatment of radioactive PCBs; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2007 Form 10-K/A and the Forward-Looking Statements discussed in our Form 10-Q for the quarter ending March 31, 2008.. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations herbert@eu-ir.com +43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2008	2007	2008	2007

Net revenues	$15,798	$13,537	$30,682	$26,458
Cost of goods sold	10,913	8,733	21,986	17,054
Gross profit	4,885	4,804	8,696	9,404

Selling, general and administrative expenses	3,996	3,759	7,803	7,474
Loss on disposal of property and equipment	142	2	142	2
Income from operations	747	1,043	751	1,928

Other income (expense):
Interest income	49	78	117	166
Interest expense	(325)	(272)	(678)	(473)
Interest expense-financing fees	(57)	(48)	(110)	(96)
Other	(12)	9	(6)	(7)
Income from continuing operations before taxes	402	810	74	1,518
Income tax expense	3	58	3	183
Income from continuing operations	399	752	71	1,335

(Loss) income from discontinued operations, net of taxes	(49)	470	(760)	(1,197)
Gain on disposal of discontinued operations, net of taxes	108	—	2,216	—
Net income	458	1,222	1,527	138

Preferred Stock dividends	—	—	—	—
Net income applicable to Common Stockholders	$458	$1,222	$1,527	$138

Net income (loss) per common share – basic
Continuing operations	$.01	$.01	$—	$.02
Discontinued operations	—	.01	(.01)	(.02)
Disposal of discontinued operations	—	—	.04	—
Net income per common share	$.01	$.02	$.03	$—

Net income (loss) per common share – diluted
Continuing operations	$.01	$.01	$—	$.02
Discontinued operations	—	.01	(.01)	(.02)
Disposal of discontinued operations	—	—	.04	—
Net income per common share	$.01	$.02	$.03	$—

Number of common shares used in computing
net income (loss) per share:
Basic	53,729	52,131	53,717	52,097
Diluted	54,173	53,601	54,035	53,333

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	June 30,
	2008	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2007

ASSETS
Current assets:
Cash & equivalents	$76	$137
Account receivable, net of allowance for doubtful
accounts of $126 and $138	9,086	13,536
Unbilled receivables	9,358	10,321
Other current assets	1,957	3,403
Assets of discontinued operations included in current assets, net of allowance for
doubtful accounts of $29 and $269	1,998	5,197
Total current assets	22,475	32,594

Net property and equipment	45,494	47,309
Property and equipment of discontinued operations, net of accumulated
depreciation of $3,521 and $12,408	3,521	6,775
Intangibles and other assets	41,000	36,984
Intangible and other assets of discontinued operations	1,190	2,369
Total assets	$113,680	$126,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	28,786	41,389
Current liabilities related to discontinued operations	3,553	8,359
Total current liabilities	32,339	49,748

Long-term liabilities	16,724	12,680
Long-term liabilities related to discontinued operations	2,745	3,590
Total liabilities	51,808	66,018
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396	1,285	1,285
shares authorized, 1,284,730 shares issued and
outstanding, liquidation value $1.00 per share
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,
no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized,
53,762,850 and 53,704,516 shares issued and outstanding, respectively	54	54
Additional paid-in capital	96,716	96,409
Stock subscription receivable	—	(25)
Accumulated deficit	(36,183)	(37,710)
Total stockholders' equity	60,587	58,728
Total liabilities and stockholders' equity	$113,680	$126,031